Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

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Global Mofy AI Limited

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Class A Ordinary Shares, par value US$0.00003 per share(2)	(1)	Other	15,000,000	$1.29	$19,350,000.00	0.0001381	$2,672.24

Total Offering Amounts:							$19,350,000.00		2,672.24
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$2,672.24

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Offering Note(s)

(1)	The registration fee for securities is estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c). In accordance with Rule 416(a), the Registrant is also registering an indeterminate number of additional shares of ordinary shares that shall be issuable pursuant to Rule 416 to prevent dilution resulting from share splits, share dividends or similar transactions.

Include 15,000,000 Class A Ordinary Shares to be offered by the Selling Shareholders.

Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, on the basis of the average of the high and low trading prices ($1.33 and $1.25, respectively) of the Class A Ordinary Shares on January 23, 2026, as reported on the Nasdaq Stock Market.